Exhibit 3.1

FOURTH AMENDMENT

TO

THIRTEENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PROLOGIS, L.P.

April 27, 2023

THIS FOURTH AMENDMENT (this “Amendment”) to the THIRTEENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of PROLOGIS, L.P. is made and entered into as of April 27, 2023.

W I T N E S S E T H:

WHEREAS, Prologis, L.P. (the “Partnership”), a Delaware limited partnership, exists pursuant to that certain Thirteenth Amended and Restated Agreement of Limited Partnership dated as of June 3, 2011 (as amended by the First Amendment dated as of February 27, 2014, the Second Amendment date as of October 7, 2015, and the Third Amendment dated as of February 4, 2020, the “Partnership Agreement”), and the Delaware Revised Uniform Limited Partnership Act;

WHEREAS, Prologis, Inc., a Maryland corporation, is the sole general partner of the Partnership (the “Company”);

WHEREAS, pursuant to Section 7.3.D, the Partnership Agreement may be amended by the General Partner without the Consent of Partners as proved therein;

NOW, THEREFORE, pursuant to Section 7.3.D of the Partnership Agreement, the General Partner hereby amends the Partnership Agreement as follows:

SECTION 1. DEFINED TERMS

Capitalized terms used but not defined herein shall have the definitions assigned to such terms in the Partnership Agreement. If the same term is defined both herein and in the Partnership Agreement, the definition herein shall supersede and replace in its entirety the definition set forth in the Partnership Agreement for all purposes.

SECTION 2. ARTICLE 5 AMENDMENTS.

Article 5 of the Partnership Agreement is hereby supplemented by adding the following new Section 5.7 thereto:

Section 5.7 Taxes Based on Status, Identity or Election of a Partner. In any case where a tax, fee or other assessment, including any California or other state pass-through entity tax, is levied upon the Partnership, or amounts could be levied upon the Partnership in the future, and the amount is determined in whole or in part by the status, identity or tax elections made by or on behalf of one or more of the Partners (either directly or indirectly), the General Partner may allocate the expense, or a reasonable estimate of the potential expense, to the applicable Partners(s). Solely for purposes of applying Article 5, any amount that is specially allocated to a Partner pursuant to this Section 5.7 shall be deemed a distribution of cash to that Partner.

SECTION 3. ARTICLE 6 AMENDMENTS.

Article 6 of the Partnership Agreement is hereby supplemented by adding the following new paragraph C at the end of Section 6.3 thereto:

C. The amount of any tax, fee or other assessment, including any California or other state pass-through entity tax, paid by the Partnership that is allocated to a Partner pursuant to Section 5.7 shall be allocated to such Partner as an expense and will be deducted from such Partner’s Capital Account.

SECTION 4. REAFFIRMATION.

Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

[End of text]

IN WITNESS WHEREOF, the undersigned has hereby executed this Amendment as of the date first written above.

PROLOGIS, INC.

a Maryland corporation

the general partner

By: /s/ Michael T. Blair

Michael T. Blair

Managing Director, Deputy General Counsel